Exhibit 4.8

THIS SUBORDINATED PROMISSORY NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  IN ADDITION, THIS NOTE HAS NOT BEEN REGISTERED UNDER APPLICABLE STATE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS PROVIDED UNDER SUCH LAWS.  THIS NOTE MAY NOT BE PLEDGED, SOLD OR TRANSFERRED IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT COVERING THE NOTE FILED UNDER THE ACT, (2) AN OPINION OF QUALIFIED COUNSEL, WHICH OPINION AND COUNSEL ARE SATISFACTORY TO THE BOARD OF DIRECTORS, THAT REGISTRATION IS NOT REQUIRED OR (3) OTHER EVIDENCE SATISFACTORY TO THE BOARD OF DIRECTORS THAT SUCH REGISTRATION IS NOT REQUIRED.

SUBORDINATED PROMISSORY NOTE

$300,000.00	September 6, 2006

For value received IT&E International Group, Inc. a Delaware corporation (“Payor”), promises to pay to Gene Resnick, M.D. (“Holder”), the principal sum of $300,000.00 with simple interest on the outstanding principal amount accruing at eight percent (8%) per annum beginning as of August 7, 2006 as set forth below.  Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

This Subordinated Promissory Note (this “Note”), is issued pursuant to that certain Asset Purchase Agreement dated November 9, 2005 by and between Payor, Holder and Millennix Inc., as amended (the “Purchase Agreement”), which is incorporated herein by reference as though fully set forth herein.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them under the Purchase Agreement.

1.             Payment.  Subject to Section 5 below, interest shall be payable in monthly installments of interest only beginning with the last day of the month in which this Note was issued and continuing on the last day of each and every month thereafter continuing until the first to occur of (i) January 1, 2008, or (ii) an Event of Default (as defined below), at which time all principal and accrued and unpaid interest due on this Note shall be all due and payable (the “Maturity Date”).  Payor may prepay all or any portion of the outstanding balance of unpaid principal and any accrued but unpaid interest thereon at any time without penalty, fee or acceleration.

2.             Place of Payment.  All amounts payable hereunder shall be payable at the office of the Holder, unless another place of payment shall be specified in writing by the Holder.

3.             Representations of Payor.  This Note, when executed and delivered by Payor, shall constitute a valid and binding obligation of Payor enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws.

4.             Default.  Each of the following events shall be an “Event of Default” hereunder:

(i)            Payor fails to pay timely any of the principal amount or any other amounts due under this Note within thirty (30) days’ of written notice of non-payment of the same;

(ii)           Payor files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors; or

(iii)         An involuntary petition is filed against Payor (unless such petition is dismissed or discharged within ninety (90) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Payor.

Upon the occurrence of an Event of Default hereunder, all unpaid principal and accrued but unpaid interest and other amounts (if any) owing hereunder shall, at the option of the Holder, be immediately due, payable and collectible by the Holder pursuant to applicable law.

5.             Condition of Employment.  Payor’s obligations under this Note, including, without limitation, Payor’s obligation of payment as set forth in Section 1 of this Note, are conditioned upon and subject to Holder remaining an employee of the Payor through and including the Maturity Date.  If at any time Holder is not an employee of the Payor at any time prior to the Maturity Date, Payor’s remaining obligations under this Note shall immediately cease and this Note shall no longer be of any force or effect; provided, however, that if Holder’s employment with Payor terminates by reason of:  (i) his death, (ii) his resignation for “Good Reason” as that term is defined in that certain Employment Agreement between the Payor and Holder dated November 9, 2005, as amended to date (the “Employment Agreement”), or (iii) his termination by Payor without “Cause” as that term is defined in the Employment Agreement, then Payor’s obligations under this Note shall continue on in full force and effect.

6.             Transfer; Assignment.  The terms of this Note shall apply to, inure to the benefit of, and bind all parties hereto, their heirs, legatees, devisees, administrators, executors, successors, assigns.  Notwithstanding any provision of this Note to the contrary, in addition to complying with applicable securities laws, the Holder must obtain the written consent of the Payor prior to assigning this Note.  This Note is registered on the books of the Payor and is transferable only by surrender thereof at the principal office of the Payor duly endorsed or accompanied by a written instrument of transfer duly executed by the registered Holder of this Note or his attorney duly authorized in writing.

7.             Usury Exemption.  Notwithstanding any provision of this Note, Payor shall not and will not be required to pay interest at a rate or any fee or charge in an amount prohibited by applicable law.  If interest or any fee or charge payable on any date would be prohibited, then such interest, fee or charge will be automatically reduced to the maximum amount that is not prohibited.  In the event that Holder receives payment of any interest, fee, or charge that would cause the amount so received to exceed the maximum amount permitted under applicable law, then, to the extent that the amount so received exceeds the maximum amount permitted under applicable law:  (a) in the first instance, the amount received shall be applied to principal and (b) in the second instance, in the event that the principal amount of this Note has been paid in full, the remaining amount so received shall be deemed to be a loan from Payor to Holder, repayable upon the demand of the Payor with interest at the legal rate from the date of Holder’s receipt of each payment in excess interest, fees, or charges.

8.             Subordination.  The Holder of this Note acknowledges and agrees that the rights of Holder under this Note shall be subordinate and junior in right and priority to any and all current and future lenders (and any and all successors, assignees, transferees and participants thereof) of Payor, and Holder hereby agrees to execute and delivery any subordination agreement that may be required by any such current or future lender to evidence such subordination.

9.             Governing Law.  This Note shall be governed by and construed under the laws of the State of New York, as applied to agreements among New York residents, made and to be performed entirely within the State of New York, without giving effect to conflicts of law principles.

10.          No Rights as Shareholder.  The Holder will not be entitled to vote, receive dividends or exercise any of the rights of the holders of the Payor’s equity securities for any purpose.

11.          Amendments.  This Note may be amended or a provision hereof waived only in a writing signed by the Payor and the Holder.

[Signature Page to Promissory Note Follows]

IT&E INTERNATIONAL GROUP, INC.

By:	/s/ Philip T. Lavin
Philip T. Lavin, Chief Executive Officer

Acknowledged and Agreed

/s/ Gene Resnick, M.D.
GENE RESNICK, M.D.

[Signature Page to Promissory Note]